INDEPENDENT AUDITOR'S CONSENT




We consent to the incorporation by reference in this Registration Statement of Rapid Bio Tests Corporation (formerly Vitatonics Corp.) on Form S-8 of our report, dated March 31, 2003, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, included in and incorporated by reference in the Annual Report on Form 10-KSB of Rapid Bio Tests Corporation (formerly Vitatonics Corp.) for the year ended February 28, 2003.




/s/ HJ Associates & Consultants, LLP
HJ Associates & Consultants, LLP
Salt Lake City, Utah
July 2, 2003